EXHIBIT 99.1

NAUTILUS, INC. Reports Preliminary Unaudited Results for the Fourth Quarter 2013

Estimated Fourth Quarter Operating Income from Continuing Operations Increased Approximately 32%

Fourth Quarter Revenue Increased 19% and Non-GAAP EPS from Continuing Operations

Expected to be in Range of $0.29 to $0.31

VANCOUVER, WASHINGTON, January 13, 2014 - Nautilus, Inc. (NYSE: NLS) announced its preliminary, unaudited results for the fourth quarter and year ended December 31, 2013.

Nautilus expects to report net sales of approximately $77.1 million for the fourth quarter of 2013, an increase of 18.5% compared to the fourth quarter of 2012. For the full year 2013, net sales are expected to approximate $218.8 million, an increase of 12.8% compared to 2012.

Non-GAAP fully diluted earnings per share from continuing operations are estimated to be in the range of $0.29 - $0.31 for the fourth quarter of 2013, compared to $0.23 per share for the fourth quarter of 2012. On a full year basis for 2013, non-GAAP fully diluted earnings per share from continuing operations are expected to be in the range of $0.46 - $0.48 versus $0.34 per share in 2012. Non-GAAP fully diluted earnings per share for the fourth quarter 2013 excludes income tax expense of $0.04 per share, and the non-GAAP figure for the full year 2013 excludes income tax benefit of $1.05 per share. In the second quarter of 2013 the Company recognized an income tax benefit of $1.09 per share as a result of the partial reversal of the valuation allowance recorded against the Company’s deferred tax assets. During the fourth quarter of 2013 it was determined that this reversal underestimated the Company’s full year profitability and the Company expects to reestablish a portion of the reversal, resulting in recognition of income tax expense of approximately $0.04 per share in the fourth quarter of 2013.

“We’re pleased to report sales growth in all segments of our business for the fourth quarter of 2013”, said Bruce M. Cazenave, CEO of Nautilus, Inc. “Continued margin improvement in both of our Direct and Retail businesses along with strategic investment in new product launches enabled us to deliver significant bottom line improvement versus the same period in the prior year. Our fourth quarter and full year results are further affirmation that our plans and initiatives are working. I am proud of our entire employee base for all their efforts in making these improved results happen and continuing to build on them for the future. We look forward to sharing further details in our upcoming earnings release and quarterly conference call.”

Nautilus plans to release its full operating results for the fourth quarter and full year 2013 in late February 2014.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus discloses certain non-GAAP operating results that exclude certain charges. In this news release, the Company has presented its income from continuing operations and earnings per diluted share from continuing operations for the fourth quarter and full year 2013 excluding net income tax expense and net income tax benefit, respectively, each of which is a non-GAAP financial measure.

When presenting non-GAAP information, the Company includes a reconciliation of the non-GAAP results to the most directly comparable financial measure calculated and presented in accordance with GAAP. We present adjusted results because management believes that due to the non-recurring nature of the partial reversal of a valuation allowance recorded against the Company’s deferred tax assets, including the non-GAAP results assists investors in assessing the Company’s operational performance relative to its competitors and its historical financial performance. The Company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Financial Measures” included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber®, Schwinn®, Schwinn Fitness™ and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com and www.bowflex.com

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company’s prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products and the anticipated reception of such products; anticipated demand for the Company’s new and existing products; maintenance of appropriate inventory levels; growth in revenues and profits; leverage of operating expenses and the results of marketing and media investments. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, the effectiveness, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.

Investor Relations Contact:

John Mills, ICR, LLC

Telephone: (310) 954-1105

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Continuing Operations Income and Diluted EPS (as reported and excluding non-recurring items)

(unaudited and in millions, except per share amounts):

	Three Months Ended December 31, 2013
	Prelim Results (est range)	Less non- recurring items(1)	Excluding non- recurring items (est range)
Income from continuing operations	$8.0-8.6	$(1.1)	$9.1-9.7

Diluted net income per share	$0.25-0.27	$(0.04)	$0.29-0.31

	Twelve Months Ended December 31, 2013
	Prelim Results (est range)	Less non- recurring items(1)	Excluding non- recurring items (est range)(2)
Income from continuing operations	$47.7-48.3	$33.0	$14.6-15.2

Diluted net income per share	$1.52-1.54	$1.05	$0.46-0.48

(1)	Such items were offset by the after-tax impact of an income tax benefit (expense) related to a partial reversal of a valuation allowance recorded against the Company’s deferred tax assets.
(2)	May not add due to rounding.